Exhibit 99.1
October 29, 2010
DTE Energy reports third quarter 2010 results; tightens 2010 earnings guidance
DETROIT — DTE Energy (NYSE:DTE) today reported third quarter 2010 earnings of $163 million, or $0.96 per diluted share, compared with $151 million, or $0.92 per diluted share, in the third quarter of 2009.
Operating earnings for the third quarter 2010 were $163 million, or $0.96 per diluted share, compared with third quarter 2009 operating earnings of $150 million, or $0.91 per diluted share. Operating earnings exclude non-recurring items, certain timing-related items and discontinued operations. Reconciliations of reported earnings to operating earnings are at the end of this news release.
Reported earnings for the nine months ended September 30, 2010 were $478 million or $2.84 per diluted share, versus $412 million or $2.51 per diluted share in 2009. Year-to-date September 30, 2010 operating earnings were $458 million or $2.72 per diluted share, compared with $420 million or $2.57 per diluted share in 2009.
“DTE Energy remains focused on improving our customer service and providing reliable energy to our customers,” said Gerard M. Anderson, DTE Energy president and CEO. “Our entire employee base recognizes the hardships that many of our customers are currently facing in Michigan, and are committed to find ways to improve the quality and lower the cost of services we provide. DTE is also continuing to reach out to the community to help customers manage their energy bills through energy efficiency and payment assistance programs.”
Third quarter 2010 operating earnings results, by segment:
Utilities
Electric Utility: Operating earnings for Detroit Edison were $0.97 per diluted share versus $0.91 in 2009. The variance was driven by weather-normal sales in 2010 due to decoupling compared to colder than normal weather in 2009, partially offset by a favorable 2009 property tax settlement.
Gas Utility: MichCon had a seasonal operating loss of $0.04 per diluted share, compared with an operating loss of $0.14 per diluted share in 2009. The quarter-over-quarter variance is primarily due to a June 2010 rate order.
Non-Utilities
Gas Storage and Pipelines: Operating earnings of $0.07 per diluted share were slightly less than 2009 operating earnings of $0.08 per diluted share.
Unconventional Gas Production: This segment had an operating loss of $0.02 per diluted share, compared to third quarter 2009 operating loss of $0.01 per diluted share.
Power and Industrial Projects: Operating earnings were $0.15 per diluted share, compared with operating earnings of $0.04 per diluted share in 2009. The quarter-over-quarter increase was primarily driven by higher coke sales and steel industry fuels production tax credits in 2010.

Energy Trading: Energy Trading had an operating loss of $0.07 per diluted share versus operating earnings of $0.04 per diluted share in the third quarter of 2009, primary driven by lower economic performance.
Corporate and Other: The Corporate and Other segment had an operating loss of $0.10 per diluted share compared to an operating loss of $0.01 per diluted share in the third quarter of 2009. One-time tax benefits in 2009 were the primary reasons for the variance.
Outlook for 2010
DTE Energy narrowed its 2010 operating earnings guidance to $3.50 to $3.70 per diluted share, within its previously announced guidance range of $3.45 to $3.80 per diluted share.
“Based on our year-to-date performance and our outlook for the fourth quarter, we are able to provide a tighter earnings guidance range for the full year,” said David E. Meador, DTE Energy executive vice president and chief financial officer. “We continue to look for opportunities to make our systems and processes more operationally and cost efficient in order to provide the most value to our customers and shareholders.”
Conference call and webcast information
This earnings announcement, as well as a package of slides and supplemental information, is available at www.dteenergy.com.
DTE Energy plans to conduct a conference call with the investment community hosted by Meador at 10:00 a.m. EDT Friday, October 29, to discuss third quarter earnings results. Investors, the news media and the public may listen to a live internet broadcast of the meeting at www.dteenergy.com. The telephone dial-in numbers are (866) 431-2040 or (719) 325-2363. There is no passcode. The internet broadcast will be archived on the company’s website. An audio replay of the call will be available from 1 p.m. October 29 to November 12. To access the replay, dial (888) 203-1112 or (719) 457-0820 and enter passcode 6525475.
DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.2 million customers in Michigan, and other non-utility, energy businesses focused on gas storage and pipelines, unconventional gas production, power and industrial projects, and energy trading. Information about DTE Energy is available at www.dteenergy.com.
Use of Operating Earnings Information — DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the board of directors.
In this release, DTE Energy discusses 2010 operating earnings guidance. It is likely that certain items that impact the company’s 2010 reported results will be excluded from operating results. Reconciliations to the comparable 2010 reported earnings guidance are not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.

The information contained herein is as of the date of this release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.
Many factors may impact forward-looking statements including, but not limited to, the following: economic conditions resulting in changes in demand, customer conservation and increased thefts of electricity and gas; changes in the economic and financial viability of our customers, suppliers, and trading counterparties, and the continued ability of such parties to perform their obligations to the Company; economic climate and population growth or decline in the geographic areas where we do business; high levels of uncollectible accounts receivable; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; the potential for losses on investments, including nuclear decommissioning and benefit plan assets and the related increases in future expense and contributions; the potential for increased costs or delays in completion of significant construction projects; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; environmental issues, laws, regulations, and the increasing costs of remediation and compliance, including actual and potential new federal and state requirements that include or could include carbon and more stringent mercury emission controls, a renewable portfolio standard, energy efficiency mandates, a carbon tax or cap and trade structure and ash landfill regulations; nuclear regulations and operations associated with nuclear facilities; impact of electric and gas utility restructuring in Michigan, including legislative amendments and Customer Choice programs; employee relations and the impact of collective bargaining agreements; unplanned outages; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; volatility in the short-term natural gas storage markets impacting third-party storage revenues; cost reduction efforts and the maximization of plant and distribution system performance; the effects of competition; the uncertainties of successful exploration of gas shale resources and challenges in estimating gas reserves with certainty; impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations, including any associated impact on rate structures; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the amount and timing of cost recovery allowed as a result of regulatory proceedings, related appeals or new legislation; the cost of protecting assets against, or damage due to, terrorism or cyber attacks; the availability, cost, coverage and terms of insurance and stability of insurance providers; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; and binding arbitration, litigation and related appeals. New factors emerge from time to time. We cannot predict what factors may arise or how such factors may cause our results to differ materially from those contained in any forward-looking statement. Any forward-looking statements refer only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. This press release should also be read in conjunction with the “Forward-Looking Statements” section in each of DTE Energy’s and Detroit Edison’s 2009 Forms 10-K and 2010 Forms 10-Q (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison.
For further information, members of the media may contact:
Scott Simons (313) 235-8808
Len Singer (313) 235-8809
Analysts — for further information:
Kurt Wasiluk (313) 235-7726
Mark Rolling (313) 235-7663

DTE Energy Company
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(in Millions, Except per Share Amounts)	2010	2009	2010	2009
Operating Revenues	$2,139	$1,950	$6,384	$5,893

Operating Expenses
Fuel, purchased power and gas	763	735	2,366	2,272
Operation and maintenance	649	554	1,898	1,740
Depreciation, depletion and amortization	271	266	775	738
Taxes other than income	69	63	231	204
Other asset (gains) and losses, reserves and impairments, net	1	—	—	(3)

	1,753	1,618	5,270	4,951

Operating Income	386	332	1,114	942

Other (Income) and Deductions
Interest expense	142	143	418	409
Interest income	(3)	(11)	(9)	(17)
Other income	(20)	(28)	(62)	(74)
Other expenses	9	8	32	17

	128	112	379	335

Income Before Income Taxes	258	220	735	607

Income Tax Provision	92	69	252	193

Net Income	166	151	483	414

Less: Net Income Attributable to Noncontrolling Interests	3	—	5	2

Net Income Attributable to DTE Energy Company	163	151	478	412

Basic Earnings per Common Share
Net Income Attributable to DTE Energy Company	$0.97	$0.92	$2.85	$2.51

Diluted Earnings per Common Share
Net Income Attributable to DTE Energy Company	$0.96	$0.92	$2.84	$2.51

Weighted Average Common Shares Outstanding
Basic	169	165	168	164
Diluted	170	165	168	164

Dividends Declared per Common Share	$0.56	$0.53	$1.62	$1.59

DTE Energy Company
Segment Net Income (Unaudited)

	Three Months Ended September 30
	2010			2009
	Reported		Operating	Reported			Operating
(in Millions)	Earnings	Adjustments	Earnings	Earnings	Adjustments		Earnings

Electric Utility	$165	$—	$165	$149	$—		$149

Gas Utility	(6)	—	(6)	(23)	—		(23)

Non-utility Operations
Gas Storage and Pipelines	12	—	12	13	—		13

Unconventional Gas Production	(4)	—	(4)	(2)	—		(2)

Power and Industrial Projects	26	—	26	10	(1	)A	9

Energy Trading	(12)	—	(12)	6	—		6

Total Non-utility operations	22	—	22	27	(1)		26

Corporate and Other	(18)	—	(18)	(2)	—		(2)

Net Income Attributable to DTE Energy Company	$163	$—	$163	$151	$(1)		$150

Adjustments key

A)	General Motors accounts receivable bad debt reserve.

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Three Months Ended September 30
	2010			2009
	Reported		Operating	Reported			Operating
	Earnings	Adjustments	Earnings	Earnings	Adjustments		Earnings

Electric Utility	$0.97	$—	$0.97	$0.91	$—		$0.91

Gas Utility	(0.04)	—	(0.04)	(0.14)	—		(0.14)

Non-utility Operations
Gas Storage and Pipelines	0.07	—	0.07	0.08	—		0.08

Unconventional Gas Production	(0.02)	—	(0.02)	(0.01)	—		(0.01)

Power and Industrial Projects	0.15	—	0.15	0.05	(0.01	)A	0.04

Energy Trading	(0.07)	—	(0.07)	0.04	—		0.04

Total Non-utility operations	0.13	—	0.13	0.16	(0.01)		0.15

Corporate and Other	(0.10)	—	(0.10)	(0.01)	—		(0.01)

Net Income Attributable to DTE Energy Company	$0.96	$—	$0.96	$0.92	$(0.01)		$0.91

Adjustments key

A)	General Motors account receivable bad debt reserve.

DTE Energy Company
Segment Net Income (Unaudited)

	Nine Months Ended September 30
	2010				2009
	Reported			Operating	Reported			Operating
(in Millions)	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings

Electric Utility	$343	$—		$343	$306	$4	B	$310

Gas Utility	92	(20	)A	72	23	—		23

Non-utility Operations
Gas Storage and Pipelines	36	—		36	37	—		37

Unconventional Gas Production	(9)	—		(9)	(6)	—		(6)

Power and Industrial Projects	66	—		66	8	1	B	12
						3	C

Energy Trading	—	—		—	73	—		73

Total Non-utility operations	93	—		93	112	4		116

Corporate and Other	(50)	—		(50)	(29)	—		(29)

Net Income Attributable to DTE Energy Company	$478	$(20)		$458	$412	$8		$420

Adjustments key

A)	Deferral of costs to achieve restructuring expenses for the Performance Excellence Process approved in the June 2010 MPSC rate order.

B)	Chrysler accounts receivable bad debt reserve.

C)	General Motors accounts receivable bad debt reserve.

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Nine Months Ended September 30
	2010				2009
	Reported			Operating	Reported			Operating
	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings

Electric Utility	$2.04	$—		$2.04	$1.87	$0.03	B	$1.90

Gas Utility	0.55	(0.12	)A	0.43	0.14	—		0.14

Non-utility Operations
Gas Storage and Pipelines	0.21	—		0.21	0.23	—		0.23

Unconventional Gas Production	(0.05)	—		(0.05)	(0.04)	—		(0.04)

Power and Industrial Projects	0.39	—		0.39	0.04	0.01	B	0.07
						0.02	C

Energy Trading	—	—		—	0.45	—		0.45

Total Non-utility operations	0.55	—		0.55	0.68	0.03		0.71

Corporate and Other	(0.30)	—		(0.30)	(0.18)	—		(0.18)

Net Income Attributable to DTE Energy Company	$2.84	$(0.12)		$2.72	$2.51	$0.06		$2.57

Adjustments key

A)	Deferral of costs to achieve restructuring expenses for the Performance Excellence Process approved in the June 2010 MPSC rate order.

B)	Chrysler accounts receivable bad debt reserve.

C)	General Motors accounts receivable bad debt reserve.